EXHIBIT 21
Our Subsidiaries1

Name of Subsidiary	Jurisdiction of Incorporation or Organization
The New York Times Company	New York
Fake Love LLC	Delaware
Listen in Audio Inc.	Delaware
New York Times Canada Ltd.	British Columbia
New York Times Digital LLC	Delaware
Northern SC Paper Corporation	Delaware
NYT Administradora de Bens e Servicos Ltda.	Brazil
NYT Building Leasing Company LLC	New York
NYT Capital, LLC	Delaware
Midtown Insurance Company	New York
NYT Shared Service Center, Inc.	Delaware
International Media Concepts, Inc.	Delaware
The New York Times Distribution Corporation	Delaware
The New York Times Sales Company	Massachusetts
The New York Times Syndication Sales Corporation	Delaware
NE Media Group, Inc.[2]	Massachusetts
NYT College Point LLC	Delaware
NYT Group Services, LLC	Delaware
NYT International LLC	Delaware
New York Times Limited	United Kingdom
NYT B.V.	Netherlands
NYT France S.A.S.	France
International Herald Tribune U.S. Inc.	New York
New York Times France-Kathimerini Commercial S.A. (50%)	Greece
The Herald Tribune - Ha’aretz Partnership (50%)	Israel
NYT Germany GmbH	Germany
NYT Hong Kong Limited	Hong Kong
Beijing Shixun Zhihua Consulting Co. LTD.	People’s Republic of China
NYT International News LLC	Delaware
NYT Japan GK	Japan
NYT Poland sp. z o.o.	Poland
NYT Singapore PTE. LTD.	Singapore
NYT News Bureau (India) Private Limited	India
NYT Real Estate Company LLC	New York
The New York Times Building LLC (58%)	New York
NYT Store Inc.	Delaware
Rome Bureau S.r.l.	Italy
Serial Productions LLC	Delaware
The Athletic Media Company	Delaware
The Athletic Media Company Australia Pty Ltd.	Australia
The Athletic Media Company UK Ltd.	England and Wales
1 100% owned unless otherwise indicated.
2 Subsidiary is inactive.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
The New York Times Company Pty Limited	Australia
Wirecutter, Inc.	Delaware